Exhibit 10.1
LIFELOCK, INC.
THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of the 13th day of February, 2015 (“Effective Date”) by and between LIFELOCK, INC., a Delaware corporation (the “Company”), and CLARISSA CERDA, ESQ. (the “Executive”).
RECITALS
WHEREAS, the Company and the Executive are parties to that certain Second Amended and Restated Employment Agreement, dated as of September 14, 2012, as further amended by the first amendment thereto approved by the Company on February 5, 2014 (the “Prior Agreement”); and
WHEREAS, the Company has determined that it is in the best interests of the Company and its shareholders to assure that the Company will continue to have the dedication of Executive in a new role and therefore desires to provide Executive with certain payments and benefits if Executive remains employed by the Company in such new role; and
WHEREAS, the Company and the Executive desire to enter into this Agreement to amend, restate, and supersede the Prior Agreement; and
WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to continue to be employed by the Company, upon the terms and conditions set forth in this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and the Executive hereby agree as follows:
1.Employment.
1.1Employment and Term. The Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue to serve the Company, on the terms and conditions set forth herein. The Executive understands and agrees that employment with the Company and under this Agreement is “at will.” The Executive’s employment may be terminated by the Company with or without Cause (as hereinafter defined), with or without notice, and without resort to any specific disciplinary procedure or process at any time, subject to the provisions of Section 3 herein, and the Executive may resign or otherwise terminate her employment with the Company at any time, with or without any reason, and with or without notice, except as otherwise may be required by Section 3.5 of this Agreement.
1.2Duties of the Executive. The Executive shall serve as the Chief Legal Strategist, shall diligently perform all services as may be reasonably assigned to her by the Company’s Board of Directors (the “Board”) and the Company’s Chief Executive Officer (the “CEO”), and shall exercise such power and authority as may from time to time be delegated to her by the Board or the CEO, and primarily focusing on the resolution of the Company’s highest priority and most strategic regulatory and litigation matters (i.e., the FTC inquiry and the shareholder securities class action.) During her employment, the Executive shall devote substantially all her working time and attention to the above-mentioned business and affairs of the Company (excluding any vacation and sick leave to which the Executive is entitled), render such services to the best of her ability, and use her reasonable best efforts to promote the interests of the Company. It shall not be a violation of this Agreement for the Executive, and the Executive shall be permitted, to (a) serve on corporate, civic, or charitable boards or committees; provided, however, that other than any such boards or committees that the Executive serves on as of the Effective Date, the Executive shall not serve on any such boards or committees without the prior approval of the Company, which approval shall not be unreasonably withheld; (b) deliver lectures, fulfill speaking engagements, or teach at educational institutions; and (c) manage personal investments, in each case as long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement.
1.3Place of Performance. In connection with her employment by the Company, the Executive shall be based at the Company’s principal executive offices in Tempe, Arizona.

2.Compensation.
2.1.Base Salary. Effective January 1, 2015, the Executive shall receive a base salary at the monthly rate of $28,754.16 (the “Base Salary”), which is $345,050.00 on an annualized basis, during the term of this Agreement, with such Base Salary payable in installments consistent with the Company’s normal payroll schedule (but not less frequently than monthly), subject to applicable withholding and other taxes. The Base Salary shall be reviewed, at least annually, for merit increases and may, by action and in the sole discretion of the Board (or any authorized committee thereof), be increased at any time or from time to time. Such Base Salary as increased shall be considered the “Base Salary.”
2.2. 2015 Incentive Compensation. In the sole discretion of the Board (or any authorized committee thereof), the Executive may be entitled to receive a target annual bonus payment of 50% of the Base Salary (such dollar amount referred to herein as the “Target Bonus”). Incentive compensation shall not be prorated or paid for any year during the Executive’s employment with the Company in which the Executive’s employment ends prior to December 31st of the applicable year. Any incentive compensation payable for a calendar year shall be paid to the Executive after the end of the year in accordance with the Company’s bonus plan, but in no event later than March 15th. The Executive’s incentive compensation for the 2014 calendar year, shall not be less than $293,125 and shall be payable in one lump sum payment on February 20, 2015 consistent with the Company’s normal annual bonus payment schedule.
2.3.Stock-Based Compensation. The Executive may receive stock-based compensation awards, with the amount of such awards granted and the terms and conditions thereof, subject to Section 6.2 hereof, to be determined from time to time by and in the sole discretion of the Board (or any authorized committee thereof). Notwithstanding the preceding sentence, the Executive’s equity awards for 2015 will be consistent with recommendations made by management and Compensia to the Compensation Committee of the Company’s Board on February 5, 2015.
2.4.Expense Reimbursement. During the term of the Executive’s employment with the Company hereunder, upon the submission of reasonable and satisfactory supporting documentation by the Executive consistent with the expense reimbursement policy of the Company, the Company shall reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive in the course of and pursuant to the business of the Company, including, without limitation, expenses related to travel and entertainment and professional dues and fees (including but not limited to any required annual membership renewal fees payable to the State Bar of Arizona or any other state in which Executive is presently licensed or may become licensed to practice law). Except as expressly provided otherwise herein, no reimbursement payable to the Executive pursuant to any provision of this Agreement or pursuant to any plan or arrangement of the Company shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, and no such reimbursement during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”).
2.5.Welfare Benefit Plans. During the term of the Executive’s employment with the Company hereunder, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under those welfare benefit plans, practices, policies, and programs provided by the Company (including, without limitation, free premium LifeLock membership for life, medical, prescription, dental, vision, disability, salary continuance, employee life, group life, accidental death, and travel accident insurance plans and programs), at least as favorable as the most favorable of such plans, practices, policies, and programs in effect at any time hereafter with respect to other key executives of the Company.
2.6.Vacation. During the term of the Executive’s employment with the Company hereunder, the Executive shall be entitled to vacation benefits in accordance with the Company’s policies and practices for paid vacation applicable to its employees.
2.7.Continuing Legal Education. In order to permit the Executive to comply with her continuing legal education requirement under the applicable rules of the state(s) in which she is licensed to practice law, the Company shall reimburse reasonable pre-approved expenses incurred by the Executive for the purpose of attending continuing legal education programs related to the Executive’s practice of law, which expenses shall include the cost of attending any such programs as well as any travel and other expenses incurred in attending any such programs. The Executive shall use her best efforts to obtain any and all continuing legal education credit on-line or within Maricopa County, Arizona.
2.8.Professional Liability Insurance. Should the Company, in its sole and exclusive discretion, determine that it wishes to obtain and maintain professional liability (malpractice) insurance relating to the Executive’s services, which the Executive agrees and acknowledges is not required under Arizona law, the Company shall pay 100% of all premiums or other payments required to acquire, maintain coverage, or administer such professional liability insurance. The Executive agrees to cooperate with and assist the Company in obtaining, maintaining, and keeping this coverage in effect.

2.9.Indemnification and D&O Insurance.
a.The Company and the Executive have previously entered into an indemnification agreement pursuant to which the Company has agreed to indemnify and hold harmless the Executive to the fullest extent permissible by law. Such agreement shall continue in full force and effect and be amended, as necessary, to include Executive’s new role under this Agreement.
b.The Company shall assure that the Executive is covered under the Company’s director and officer liability insurance to the maximum extent of the coverage available for any officer of the Company.
2.10.Retention Bonus. The Company shall pay Executive a retention bonus of $150,000 (the “Retention Bonus”) if Executive is an employee of the Company on May 30, 2015 or Executive’s employment is terminated prior to May 30, 2015 by the Company without Cause (as described in Section 3.4) or by the Executive as a result of Constructive Termination (as described in Section 3.5). Such bonus shall be payable in a lump sum payment to Executive on the first pay date following May 30, 2015 or, if earlier, the Executive’s date of termination in accordance with the Company’s standard payroll procedures.
2.11.Reasonable Attorney’s Fees. The Company shall upon submission of documentation, pay Executive’s reasonable attorney’s fees incurred in connection with the preparation and negotiation of this Agreement.
3.Termination.
3.0Termination for Any Reason. Upon Executive’s termination of employment for any reason, the Company shall: (a) pay to the Executive any unpaid Base Salary accrued through the effective date of termination specified in such notice within ten days after such termination (or on such earlier date as may be required by applicable law), and (b) subject to the execution and non-revocation by the Executive of a release agreement in the form attached hereto as Exhibit A, pay to the Executive, (i) in monthly installments consistent with the Company's normal payroll schedule during the 12-month period following termination, an amount equal to 12 months of the Executive's Base Salary at the time of termination, and (ii) a single-sum amount consistent with the Company's normal payroll schedule equal to 24 times the monthly COBRA premiums (including the two-percent (2%) administrative charge) that would be necessary to permit the Executive to continue group insurance coverage under the Company's plans for a 12-month period. The Company also shall reimburse the Executive’s reasonable business expenses incurred prior to the date of termination pursuant to this Section 3.0. The Executive and/or Executive’s family shall retain any rights the Executive and/or Executive’s family may have under the terms of the welfare benefit plans, practices, policies and programs described in Section 2.5 herein.
3.1Termination for Cause. This Agreement and the Executive’s employment hereunder may be terminated by the Company for Cause. As used in this Agreement, “Cause” shall mean (a) an act or acts of personal dishonesty, fraud, or embezzlement by the Executive; (b) violation by the Executive of the Executive’s obligations under this Agreement which are demonstrably willful and deliberate on the Executive’s part and which are not remedied in a reasonable period of time after receipt of written notice from the Company; (c) any willful or deliberate refusal to follow the requests or instructions of the Board or the CEO and which are not remedied in a reasonable period of time after receipt of written notice from the Company, unless Executive reasonably believes that applicable law or professional ethical obligations prohibit her from following such request or instruction; (d) the conviction of the Executive for any criminal act that is a felony or that is a crime involving acts of personal dishonesty causing material harm to the standing and reputation of the Company; or (e) the loss, revocation, or suspension of the Executive’s license to practice law in any state in which the Executive is presently or may in the future be licensed to practice, other than short-term suspension for non-payment of license fees or other similar procedural reasons or the Executive’s voluntary withdrawal of the Executive’s license to practice law in any state. Any termination for Cause shall be made in writing to the Executive, which notice shall set forth in detail all acts or omissions upon which the Company is relying for such termination. Upon any termination pursuant to this Section 3.1, the Company shall have no further liability hereunder (other than for the compensation and benefits required to be paid or provided to Executive and/or Executive’s family pursuant to Section 3.0 above.)
3.2Disability. Notwithstanding anything contained in this Agreement to the contrary, the Company, by written notice to the Executive, shall at all times have the right to terminate this Agreement and the Executive’s employment hereunder if the Executive shall, as the result of mental or physical incapacity, illness, or disability, fail to perform her duties and responsibilities provided for herein for a period of more than 90 consecutive days in any 12-month period. Upon any termination pursuant to this Section 3.2, the Company shall have no further liability (other than for the compensation and benefits required to be paid or provided to Executive and/or Executive’s family pursuant to Section 3.0 above.)

3.3Death. In the event of the death of the Executive during the term of her employment hereunder, the Company shall pay to the estate of the deceased Executive the compensation required to be paid and the benefits required to be provided to the Executive and/or Executive’s family pursuant to Section 3.0 above, without any requirement for a signed release by the Executive.
3.4Termination Without Cause. At any time the Company shall have the right to terminate this Agreement and the Executive’s employment hereunder without Cause by written notice to the Executive; provided, however, that the Company shall, subject to the execution and non-revocation by the Executive of release agreement in the form attached hereto as Exhibit A: (a) pay to the Executive, in a lump sum payment on the first payroll date (consistent with the Company’s normal payroll schedule) following such termination date, an amount equal to the sum of (i) an amount equal to 6 months of the Executive’s Base Salary at the time of termination, plus (ii) a single-sum amount equal to 12 times the monthly COBRA premiums (including the two-percent (2%) administrative charge) that would be necessary to permit the Executive to continue group insurance coverage under the Company's plans for a period of 6 months, (b) pay bonus to Executive, in a lump sum payment on the first payroll date (consistent with the Company’s normal payroll schedule) following such termination date, in the amount of $232,825.00, multiplied by a fraction, the numerator of which is the number of full months or partial months Executive is employed from the beginning of the performance period (currently calendar year) through Executives’ date of termination, and the denominator of which is 12; (c) vest a portion of Executive’s unvested equity (including but not limited to stock options, restricted stock, RSUs) as of immediately prior to such termination equal to that portion that would have vested in the six months following termination had Executive remained employed during such six months; and (d) provide that the Executive has a period of 18 months following Executive’s termination to exercise any vested stock options (provided, however, that no stock option will be exercisable after the expiration of the term of such stock option) notwithstanding any provision in any award agreement to the contrary. The Company shall be deemed to have terminated the Executive’s employment pursuant to this Section 3.4 if such employment is terminated by the Company without Cause. Upon any termination pursuant to this Section 3.4, the Company shall have no further liability hereunder (other than for the compensation and benefits required to be paid or provided to Executive and/or Executive’s family pursuant to Section 3.0 above and the Retention Bonus required to be paid pursuant to Section 2.10 above.)
3.5Termination by the Executive as a Result of a Constructive Termination. This Agreement and the Executive’s employment hereunder may be terminated at any time by the Executive as a result of a Constructive Termination (as hereinafter defined), upon written notice to the Company. In such event, the Executive’s termination shall be treated as if the Executive’s employment had been terminated by the Company without Cause pursuant to Section 3.4. For purposes of this Agreement, “Constructive Termination” shall mean: (a) the Company’s material breach of any of the material terms and conditions required to be complied with by the Company pursuant to this Agreement; (b) a material diminution in the Executive’s title, duties, or responsibilities by the Board or the CEO to a level below the Executive’s titles, duties, or responsibilities in effect immediately prior to such change (provided, however that if following an acquisition of the Company and conversion of the Company into a subsidiary, division, or unit of the acquirer, whether or not such subsidiary, division, or unit is itself publicly traded, the Executive is the Chief Legal Strategist of such subsidiary, division, or unit of the acquirer, then the consummation of such acquisition and conversion will not by itself be deemed a material diminution in the Executive's title, duties, or responsibilities for purposes of this subsection); or (c) a relocation by the Company of the Executive’s principal work site to a facility or location more than 50 miles from the place of performance specified in Section 1.3 of this Agreement; provided, however, that with respect to (a), (b), and (c) above, the Executive shall first be required to provide the Company written notice of any such event which the Executive contends constitutes a Constructive Termination within 90 days of the first occurrence of such alleged event and/or breach, and thereafter provide the Company a reasonable opportunity (not to exceed 30 days) to cure such event and/or breach and provided further that the Executive’s employment shall terminate no later than the date that is 90 days following the end of the cure period described above.
3.6Specified Employee. Notwithstanding any provision of this Agreement to the contrary, if the Executive is a “specified employee” as defined in Section 409A, solely to the extent required to avoid the imposition of additional taxes on the Executive under Section 409A, the Executive shall not be entitled to any payments or benefits the right to which provides for a “deferral of compensation” within the meaning of Section 409A, and whose payment or provision is triggered by the Executive’s termination of employment (whether such payments or benefits are provided to the Executive under this Agreement or under any other plan, program, or arrangement of the Company), until (and any portion or installments of any payments or benefits suspended hereby shall be paid in a lump sum on) the earlier of (a) the date which is the first business day following the six-month anniversary of the Executive’s “separation from service” (within the meaning of Section 409A) for any reason other than death, or (b) the Executive’s date of death, and such payments or benefits that, if not for the six month delay described herein, would be due and payable prior to such date shall be made or provided to the Executive on such date. The Company shall make the determination as to whether the Executive is a “specified employee” in good faith in accordance with its general procedures adopted in accordance with Section 409A and, at the time of the Executive’s “separation of service” will notify the Executive whether or not she is a “specified employee.” In the event the Executive becomes subject to taxes or penalties arising under Section 409A solely because of the Company’s decision to implement the six month delay set forth above, the Company shall indemnify the Executive for all such Section 409A taxes and penalties actually paid by the Executive.
3.7Potential Section 280G Reductions.
(i)Notwithstanding anything in this Agreement to the contrary, in the event that it shall be determined that any payment, distribution, or other action by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of the Agreement or otherwise (a “Payment”)) would result in an “excess parachute payment” within the meaning of Section 280G(b)(i) of the Code, and the value determined in accordance with Section 280G(d)(4) of the Code of the Payments, net of all taxes imposed on the Executive (the “Net After-Tax Amount”), that the Executive would receive would be increased if the Payments were reduced, then the Payments shall be reduced by an amount (the “Reduction Amount”) so that the Net After-Tax Amount after such reduction is greatest. For purposes of determining the Net After-Tax Amount, the Executive shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Payment is to be made, and (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.
(ii)Subject to the provisions of this Section 3.7(b), all determinations required to be made under this Section 3.7, including the Net After-Tax Amount, the Reduction Amount, and the Payment that is to be reduced pursuant to Section 3.7(a), and the assumptions to be utilized in arriving at such determinations, shall be made by Ernst & Young LLP (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. The Accounting Firm’s decision as to which Payments are to be reduced shall be made (i) only from Payments that the Accounting Firm determines reasonably may be characterized as “parachute payments” under Section 280G of the Code; (ii) first, only from Payments that are required to be made in cash and then, if and only to the extent consented to by the Executive, by not vesting stock options; (iii) only with respect to any amounts that are not payable pursuant to a “nonqualified deferred compensation plan” subject to Section 409A, until those payments have been reduced to zero; and (iv) in reverse chronological order, to the extent that any Payments subject to reduction are made over time (e.g., in installments). In no event, however, shall any Payments be reduced if and to the extent such reduction would cause a violation of Section 409A or other applicable law. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.
3.8Other Related Payment Provisions. Payments under subparagraph 3.0(b)(i) above shall be treated as a series of separate payments under Treasury Regulation Section 1.409A-2(b)(2)(iii). All payments under this Agreement are subject to required tax and other withholdings. Payments under subparagraphs 3.0(b) and 3.4 above shall be conditioned upon the Executive’s execution of a general release of claims that becomes irrevocable within 60 days of the Executive’s termination date in the form set forth on Exhibit A. Any payments due to the Executive under subparagraphs 3.0(b) and 3.4 above shall be forfeited if the Executive fails to execute such general release of claims that becomes irrevocable within 60 days after the Executive’s termination date. If the foregoing release is executed and delivered and no longer subject to revocation within 60 days after the termination date, then the following shall apply:
(i)To the extent any payments due to the Executive under subparagraphs 3.0(b) and 3.4 above are not “deferred compensation” for purposes of Section 409A, then such payments shall commence upon the first scheduled payment date immediately after the date the release is executed and no longer subject to revocation (the “Release Effective Date”). The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this Agreement had such payments commenced immediately upon the termination date, and any payments made thereafter shall continue as provided herein. The delayed payments shall in any event expire at the time such payments would have expired had such payments commenced immediately following the termination date.
(ii)To the extent any payments due to the Executive under subparagraphs 3.0(b) and 3.4 above are “deferred compensation” for purposes of Section 409A, then such payments shall commence upon the 60th day following the termination date. The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon the termination date, and any payments made thereafter shall continue as provided herein. The delayed payments shall in any event expire at the time such payments would have expired had such payments commenced immediately following the termination date.
4.Employment-Related Covenants.
4.1.
4.2.Definitions.
(a)For purposes of this Section 4, the term “Confidential Information” means information (including information created by the Executive) that is not generally known about the Company or its business, including, without limitation, about its Creations (as hereinafter defined), products, projects, designs, developmental or experimental work, schematics, data bases, know‑how, processes, formulas, customers, business partners, suppliers, business plans, marketing plans and strategies, finances, drawings or documentation on pending patent filings, or hybrid designs on concepts conceived, and information obtained from third parties under confidentiality agreements.
(b)For purposes of this Section 4, the term “Creation” means any invention, discovery, idea, concept, design, program, process, method, apparatus, machine, composition of matter, formulation, biological or chemical material, work of authorship, development or improvement, modification or addition thereto (whether or not subject to copyright or patent protection and whether or not reduced to practice by the Executive): (i) relating to any past, present, or reasonably anticipated business of the Company and which is or was created or otherwise developed during the Executive’s employment with the Company; (ii) which is or was created or otherwise developed while performing work for the Company; or (iii) which is or was created or otherwise developed at any time using equipment, supplies, facilities, information, or proprietary rights or other property of the Company.
4.3.Nondisclosure. During her employment and at all times thereafter, Executive shall not divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any Confidential Information pertaining to the business of the Company; except to the extent (i) reasonably necessary for the Executive to perform her duties and ethical obligations as Chief Legal Strategist of the Company or (ii) required by law or order of a court or governmental agency of competent jurisdiction. Any Confidential Information or data now or hereafter acquired by the Executive with respect to the business of the Company shall be deemed a valuable, special, and unique asset of the Company that is received by the Executive in confidence and as a fiduciary, and Executive shall remain at all times a fiduciary to the Company with respect to all of such information.
4.4.Nonsolicitation of Employees. During the Executive’s employment with the Company, and for a period of 18 months after Executive’s termination of employment, resignation, or abandonment of employment, or, in the alternative, in the event any reviewing court finds 18 months to be overbroad in duration and unenforceable, for a period of 12 months after Executive’s termination of employment, resignation, or abandonment of employment, or, in the alternative, in the event any reviewing court finds 12 months to be overbroad in duration and unenforceable, for a period of nine (9) months after Executive’s termination of employment, resignation, or abandonment of employment, or, in the alternative, in the event any reviewing court finds nine (9) months to be overbroad in duration and unenforceable, for a period of six (6) months after Executive’s termination of employment, resignation, or abandonment of employment, Executive shall not, alone or with others, directly or indirectly, solicit for employment, hire, or employ, or assist any other entity or person in soliciting for employment, hiring, or employment, any employee or contractor who is or who is hereafter employed or engaged by the Company.
4.5.Non-Disparagement. During her employment and thereafter, Executive and the Company, each agrees that she/it will not make any disparaging statements to current, former, or prospective Company customers, contractors, vendors, or employees, to any member of the press or media, or to any other person about the other party. For purposes of this Section 4.4, a disparaging statement is any communication, oral or written, which would cause or tend to cause the recipient of the communication to question the business condition, integrity, competence, fairness, or good character of the person to whom or entity to which the communication relates.
4.6.Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach by the Executive of any of the covenants contained in Sections 4.2, 4.3, or 4.4 of this Agreement will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain. As a result, the Executive recognizes and hereby acknowledges that the Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in this Section 4 by the Executive or any of her affiliates, associates, partners, or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.
4.7.Restrictions Separable. Each and every restriction set forth in this Section 4 is independent and severable from the others, and no such restriction shall be rendered unenforceable by virtue of the fact that, for any reason, any other or others of them may be unenforceable in whole or in part. In furtherance and limiting the foregoing, the Executive acknowledges the restrictions herein are reasonable and that to the extent a court may remove such restrictions or modifies the scope, the

Executive agrees the provisions herein shall be interpreted to be enforceable to the maximum extent allowed under applicable law.
4.8.Rules of Professional Conduct. In addition to the provisions set forth above in Section 4, Executive also acknowledges and agrees that an attorney-client relationship will exist between Executive and the Company, and that during her employment and at all times thereafter, Executive will comply with those ethical obligations imposed by the professional conduct rules of any state in which Executive is or may become licensed to practice law to maintain the confidentiality of information provided to her by the Company in connection with the performance of her duties and responsibilities as General Counsel of the Company.
5.Dispute Resolution. If the parties should have a dispute arising out of or relating to this Agreement, the parties’ respective rights and duties hereunder, or any aspect of the Executive’s employment with the Company, then the parties will resolve such dispute in the manner set forth in this Section 5. For purposes of this Section 5, references to the “Company” include all parent, subsidiary, or related entities and their executives, supervisors, officers, directors, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, affiliates, and all successors and assigns of any of them, and this Agreement shall apply to them to the extent the Executive’s claims arise out of or relate to their actions on behalf of the Company.
5.1.Mediation. Either party may at any time deliver to the other a written dispute notice setting forth a brief description of the issue for which such notice initiates the dispute resolution mechanism contemplated by this Section 5. During the 30-day period following the delivery of such notice, appropriate representatives of the parties will meet and seek to resolve the disputed issue through mediation. The parties shall select a mediator mutually acceptable to both parties. The Company shall pay the mediator’s fee in connection with any mediation conducted in accordance with this Section 5.1.
5.2.Arbitration. If representatives of the parties are unable to resolve the disputed issue through mediation, then within 10 days after the period described in Section 5.1 above, the parties will refer the issue to arbitration. The arbitration shall be conducted in Phoenix, Arizona by a single neutral arbitrator and in accordance with the then current rules for resolution of employment disputes of the American Arbitration Association. The parties are entitled to representation by an attorney or other representative of their choosing. The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the state of Arizona, and only such power, and shall follow the law. The parties agree to abide by and perform any award rendered by the arbitrator. The arbitrator shall issue the award in writing and therein state the essential findings and conclusions on which the award is based. Judgment on the award may be entered in any court having jurisdiction thereof. All expenses of arbitration shall be split equally by the Company and the Executive unless applicable law requires otherwise with respect to the payment of arbitration expenses.
5.3.Adjudication. Either party is entitled to seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that party and such claims shall not be subject to the dispute resolution procedures set forth in this Section 5. The interim or provisional relief is to remain in effect until the arbitration award is rendered or the controversy is otherwise resolved. By doing so, the party does not waive any right or remedy under this Agreement. The parties are entitled to seek judgment on the award in any court having jurisdiction thereof.
6.Equity Acceleration.
6.1.Amendment to Stock Option Agreements. Section 10 of each of (a) that certain Non-Qualified Stock Option Agreement, dated as of May 15, 2009, by and between the Company and the Executive, (b) that certain Non-Qualified Stock Option Agreement, dated as of August 7, 2009, by and between the Company and the Executive, and (c) that certain Non-Qualified Stock Option Agreement, dated as of March 29, 2012, by and between the Company and the Executive, shall be amended and restated in its entirety to read as follows:
10.    Acceleration of Exercisability of Option. Notwithstanding anything to the contrary in this Agreement, including, without limitation, the forfeiture provision contained in the last sentence of Section 3 hereof, in the event that (a) there is a “Change in Control” (as defined in Section 9 of the Plan) that occurs prior to the termination of the Option pursuant to Section 6 hereof, and (b) during the period beginning 2 months prior to such Change in Control and ending 12 months following such Change in Control, either (x) the Company terminates the Optionee’s employment without Cause, or (y) the Optionee terminates her employment due to a “Constructive Termination” (as defined in that certain Second Amended and Restated Employment Agreement, dated as of September 14, 2012, by and between the Company and the Optionee, or in any superseding employment, consulting, or other agreement for the performance of services between the Company and the Optionee), then the Option shall be accelerated so that 100% of the number of Shares subject to the Option not already vested pursuant to Section 3 hereof as of the date of such termination shall become vested and immediately exercisable.

6.2.Post-2012 Equity Awards. All equity awards granted after 2012 subject to time-based vesting (including those equity awards that have performance criteria that have been satisfied) made by the Company to the Executive shall contain a provision for the acceleration of vesting substantially similar to the acceleration of vesting provision set forth in Section 10 of the stock option agreements between the Company and the Executive referenced in Section 6.1.
6.3.All Existing and Future Equity Awards. In addition to the above provisions set forth in this Section 6, the Company agrees and acknowledges that, in the event the Company terminates Executive’s employment hereunder Without Cause, or Executive terminates her employment hereunder as a result of a Constructive Termination, the Company will (a) cause the vesting of any unvested equity awards to be partially accelerated in accordance with Section 3.4 herein, and (b) enter into an amendment to each stock option agreement between the Company and Executive to amend the term of exercise provisions in those agreements to extend Executive’s exercise period in accordance with Section 3.4 herein.
7.Miscellaneous.
7.1.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Arizona, excluding that body of law relating to conflict of laws. In any action between any of the parties arising out of or relating to this Agreement, each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in Arizona.
7.2.Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered by hand or when deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:	LifeLock, Inc.
Attn: Chief Executive Officer
60 East Rio Salado Parkway
Suite 400
Tempe, Arizona 85281

with a copy to:	Ogletree Deakins
Attn: Joseph T. Clees, Esq.
2415 East Camelback Road
Suite 800
Phoenix, Arizona 85016

If to the Executive:	LifeLock, Inc.
Attn: Clarissa Cerda, Esq.
60 East Rio Salado Parkway
Suite 400
Tempe, Arizona 85281

with a copy to:	Clarissa Cerda, Esq.
at Executive’s most current home address on file
or to such other addresses as either party hereto may from time to time give notice of to the other in the aforesaid manner.
7.3.Successors.
a.This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.
b.This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
7.4.Severability. The invalidity of any one or more of the words, phrases, sentences, clauses, or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted.

7.5.Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.
7.6.Damages. Nothing contained herein shall be construed to prevent the Company or the Executive from seeking and recovering from the other party damages sustained by either or both of them as a result of its or her breach of any term or provision of this Agreement.
7.7.No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person (other than the parties hereto and, in the case of the Executive, her heirs, personal representative(s), and/or legal representative) any rights or remedies under or by reason of this Agreement.
7.8.Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of the parties reflected hereon as the signatories.
7.9.Entire Agreement. This Agreement amends, restates, and supersedes in its entirety the provisions of the Prior Agreement; provided, however, that nothing herein shall adversely effect the compensation, stock awards, and other benefits heretofore paid, granted, or otherwise provided by the Company to the Executive prior to the date hereof. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements, and conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing signed by both parties hereto.
7.10.Paragraph Headings. The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.
7.11.Gender. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires.
7.12.Executive’s Beneficiaries. In the event the Executive dies during the term of this Agreement, any amounts remaining to be paid to the Executive shall be paid to the beneficiary designated by the Executive or, if none, to the Executive’s estate at the same time that they would have been paid to the Executive.
7.13.Section 409A. This Agreement is intended to satisfy the requirements of Section 409A with respect to amounts subject thereto, and shall be interpreted and construed consistent with such intent; provided that, notwithstanding the other provisions of this subsection and the paragraph above entitled “Specified Employee,” with respect to any right to a payment or benefit hereunder (or portion thereof) that does not otherwise provide for a “deferral of compensation” within the meaning of Section 409A, it is the intent of the parties that such payment or benefit will not so provide. Furthermore, if either party notifies the other in writing that, based on the advice of legal counsel, one or more of the provisions of this Agreement contravenes any regulations or Treasury guidance promulgated under Section 409A or causes any amounts to be subject to interest or penalties under Section 409A, the parties shall promptly and reasonably consult with each other (and with their legal counsel), and shall use their reasonable best efforts, to reform the provisions hereof to (a) maintain to the maximum extent practicable the original intent of the applicable provisions without violating the provisions of Section 409A or increasing the costs to the Company of providing the applicable benefit or payment, and (b) to the extent practicable, to avoid the imposition of any tax, interest, or other penalties under Section 409A upon the Executive or the Company. Any payments described herein that are payable upon a termination of employment will only be paid if such termination constitutes a “separation for service” within the meaning of Section 409A.

IN WITNESS WHEREOF, the undersigned have executed this Third Amended and Restated Employment Agreement as of the date first above written.
THE COMPANY:
LIFELOCK, INC.
By: /s/ Todd Davis
Todd Davis, Chairman and Chief Executive Officer
THE EXECUTIVE:
/s/ Clarissa Cerda
CLARISSA CERDA, ESQ.

EXHIBIT A
SEVERANCE AGREEMENT AND GENERAL RELEASE OF CLAIMS
This Severance Agreement and General Release of Claims (hereinafter referred to as the “Agreement”) is made and entered into this ___ day of __________, 20__ (the “Execution Date”) by and between LifeLock, Inc., a Delaware corporation (hereinafter referred to as “Employer”), and _______________ (hereinafter referred to as “Employee”).
RECITALS
WHEREAS, Employee was employed by Employer as _________________________________;
WHEREAS, Employee’s employment with Employer ended on __________, 20__ (hereinafter the “Separation Date”);
WHEREAS, certain terms and conditions of Employee’s employment with Employer were set forth in an Employment Agreement between Employer and Employee dated ____________ (hereinafter referred to as the “Employment Agreement”), which contemplates obligations on Employee’s part after her employment with Employer ends;
WHEREAS, Employee and Employer, in order to settle, compromise, and fully and finally release any and all claims and potential claims against Employer or the Released Parties (as defined below in Paragraph 5) arising out of Employee’s employment and the termination thereof, have agreed to resolve these matters on the terms and conditions set forth herein; and
WHEREAS, Employee acknowledges that she is individually waiving, including on behalf of her marital community, rights and claims described herein in exchange for consideration in addition to anything of value to which Employee may be already entitled.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:
1.Recitals. The recitals set forth above are true, accurate, and correct, and are incorporated in this Agreement by this reference and made a material part of this Agreement. This Agreement shall become effective on the eighth calendar day after the Execution Date so long as Employee has not revoked the Agreement pursuant to Paragraph 13 of this Agreement (hereinafter referred to as the “Effective Date”).
2.Employment-Related Compensation. Employee acknowledges and agrees that upon receipt of the payroll check for the pay period ending approximately __________, 20__, she has received from Employer all compensation to which she is entitled for services provided to Employer through the Separation Date. Employee further acknowledges and agrees that she is not entitled to any accrued benefits as a result of her employment with Employer, and that she has received reimbursement from Employer of all reasonable business expenses incurred by her through the Separation Date, if any, in accordance with Employer’s expense reimbursement policy and practices.
3.Severance Benefits. Provided Employee does not revoke this Agreement pursuant to Paragraph 13 herein, in consideration of the covenants, promises, and undertakings of Employee set forth in this Agreement, Employer hereby agrees that it will provide Employee with the termination benefits set forth in Sections 2.10, 3.0, 3.1, 3.4, and 3.5 of the Employment Agreement, as applicable.
4.Adequate Consideration. Employee acknowledges and agrees that Paragraph 3 of this Agreement includes substantial consideration to Employee in addition to anything of value to which she is, as a matter of law, otherwise entitled.
5.Release of All Claims. In consideration of the severance benefits set forth in Paragraph 3 of this Agreement, Employee, for herself, her spouse, their marital community, heirs, estates, representatives, executors, successors and assigns, hereby fully, forever, irrevocably, and unconditionally release and discharge Employer, its stockholders, affiliates, subsidiaries, employee benefit plans, any co-employers or joint employers, their officers, directors, employees, agents, attorneys, administrators, representatives, successors, heirs, assigns, and all persons acting by, through, under, or in concert with them (collectively referred to as the “Released Parties”), from any and all claims which she may have against them, or any of them, which could have arisen out of any act or omission occurring from the beginning of time to the Effective Date of this Agreement, whether now known or unknown, asserted or unasserted. This release includes, but is not limited to, any and all claims brought or that could be brought under the Option Agreements, the Employment Agreement, or any other agreements between Employer and Employee (except for this Agreement), as well as any and all claims brought or that could be brought pursuant to or under the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment

Act, the National Labor Relations Act, the Fair Labor Standards Act, the Employee Retirement and Income Security Act (ERISA), the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act, any other securities-related statute or law, the Consolidated Omnibus Budget Reconciliation Act (COBRA), the Equal Pay Act, the Arizona Civil Rights Act, the Arizona Employment Protection Act, Arizona’s wage and hour statutes, and any other statute set forth in the United States Code or in the statutes or codes of any state, including but not limited to Arizona, that pertains or relates to, or otherwise touches upon, the employment relationship between Employer and Employee and the Released Parties, including (but not limited to) any and all actions for breach of contract, express or implied, breach of the covenant of good faith and fair dealing, express or implied, promissory estoppel, wrongful termination in violation of public policy, all other claims for wrongful termination and constructive discharge, hostile work environment, and all other tort claims, including, but not limited to, assault, battery, false imprisonment, intentional interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, negligence, negligent investigation, negligent hiring, supervision, or retention, defamation, intentional or negligent misrepresentation, fraud, and any and all other laws and regulations relating to employment, employment termination, employment discrimination, harassment, and/or retaliation, wages, hours, employee benefits, compensation, sexual harassment, and any and all claims for attorneys’ fees and costs, pursuant to or arising under any federal, state, or local statute, law, regulation, ordinance, or order. This release of claims expressly includes, but is not limited to, any and all claims arising out of and/or in any way related to Employee’s employment with Employer or the circumstances of the termination of that employment, as well as any claims arising out of and/or in any way related to Employer’s grant of the Options to Employee or the Option Agreements; provided, however, that by signing this Agreement, Employee is not waiving any rights or claims that Employee may have (i) after the Execution Date of this Agreement; (ii) under any indemnification agreement between Employee and Employer and the Company’s Third Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws, each as amended; (iii) under the Company’s director and officer liability insurance; or (iv) that have vested under the Company's employee benefit plans.
6.No Pending Claims. Employee represents and warrants that there are no claims, charges, injunctions, restraining orders, lawsuits, or any similar matters of any kind filed by her or on her behalf or for her benefit presently pending against Employer or the Released Parties, or any of them, in any forum whatsoever, including, without limitation, in any state or federal court, or before any federal, state, or local administrative agency, board, or governing body.
7.Covenant Not to Sue. Employee, for herself, for her spouse, their marital community, heirs, estates, representatives, executors, successors and assigns, covenants not to file any lawsuits, complaints, claims, or charges, on her behalf or in any representative capacity, in any state or federal court or before any federal, state, or local administrative agency, board, or governing body against Employer or the Released Parties, or any of them, on and/or for any and all of the claims released by this Agreement.
8.Preclusive Effect of Agreement. Employee acknowledges, understands, and agrees that this Agreement may be pled as a complete bar to any action or suit before any court or administrative body with respect to any lawsuit, complaint, charge, or claim under federal, state, local, or other law relating to any possible claim that existed or may have existed against Employer or the Released Parties, or any of them, arising out of any event occurring from the beginning of time through the Effective Date of this Agreement.
9.Covenant Not to Reapply. Employee agrees and covenants that she will not reapply for any position as an employee, consultant, or independent contractor with or to Employer or any of its affiliates in the future, and she expressly waives and releases Employer and any affiliates from any and all possible or potential liability associated with the refusal to consider or refusal to hire or engage her for any position in the future.
10.Return of Employer Property. Employee represents and warrants that, as of the Effective Date, she has returned all Employer property in her actual or constructive possession.
11.Non-Admission. Execution of this Agreement and compliance with its terms shall not be considered or deemed an admission by Employer of any liability whatsoever, or as an admission by Employer of any violation of Employee’s rights or the rights of any other person, a violation of any order, law, statute, or duty, or breach of any duty owed to Employee or any other person. Employer specifically disclaims any and all such liability.
12.Review. A copy of this Agreement was delivered to Employee on __________ 20__. Employee is advised that she has 21 days from the date she is presented with this Agreement to consider this Agreement. If Employee executes this Agreement before the expiration of 21 days, she acknowledges that she has done so for the purpose of expediting the payment of the consideration provided for herein, and that she has expressly waived her right to take 21 days to consider this Agreement.
13.Revocation. Employee may revoke this Agreement for a period of seven days after she signs it. Employee agrees that if she elects to revoke this Agreement, she will notify Employer (with a copy to Joseph T. Clees, Ogletree, Deakins, Nash, Smoak & Stewart, P.C., 2415 East Camelback Road, Suite 800, Phoenix, Arizona 85016), in writing, on or before the expiration of the revocation period. Receipt of proper and timely notice of revocation by Employer cancels and voids this Agreement. Provided that Employee does not provide notice of revocation, this Agreement will become effective upon the Effective Date.

14.Knowing and Voluntary. Employee represents and warrants that she was advised by Employer to consult with an attorney of her own choosing concerning the provisions set forth herein, and that she has thoroughly discussed all aspects of this Agreement with counsel of her choosing to the extent she desired to do so. Employee further represents and warrants that she has carefully read and fully understands all of the provisions of this Agreement, including the fact that she is releasing all claims and potential claims against Employer and the Released Parties, and that she is entering into this Agreement, without coercion, and with full knowledge of its significance and the legal consequences thereof. Employee represents and warrants that she understands that, as part of this Agreement, she is releasing and waiving any claims she believes she may have under the Age Discrimination in Employment Act.
15.Confidentiality. Employee agrees to keep confidential, and to not divulge, the existence and terms of this Agreement, its negotiation, its execution, and/or its implementation to any person or organization, including but not limited to current or former employees, contractors, consultants, or stockholders of Employer or the Released Parties, members of the press and media, and other members of the public. This paragraph shall not prohibit Employee from disclosing this Agreement to her spouse and to her attorney(s) or financial or tax advisor(s) to the extent necessary to prepare her income tax returns and to represent her in connection with any proceedings relating thereto, or from advising a governmental taxing authority of the consideration being paid to her, or of the existence of this Agreement in response to a question or questions posed by such taxing authority. The parties agree that it shall not be a breach of this Agreement if Employee’s disclosure of such information has been compelled through the issuance of compulsory legal process; provided, however, that in such case, Employee agrees to give Employer (through its counsel, Joseph T. Clees, Ogletree, Deakins, Nash, Smoak & Stewart, P.C., 2415 East Camelback Road, Suite 800, Phoenix, Arizona 85016) reasonable notice of the order or subpoena in question and an opportunity to challenge the disclosure of any such information before the appropriate court or agency. It shall not be a breach of this paragraph for Employee to disclose the terms of this Agreement in a suit to enforce the terms of this Agreement or defend a claim that this Agreement has been breached. Employee acknowledges, understands, and agrees that this confidentiality provision is a material term of this Agreement, and that Employee’s agreement to this provision concerning confidentiality is a material inducement to Employer’s willingness to enter into this Agreement.
16.Amendment. This Agreement shall be binding upon the parties hereto and may not be amended, supplemented, changed, or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by all of the parties hereto.
17.Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties hereto with respect to the subject matter hereof, and, except as otherwise provided herein, cancels all prior or contemporaneous oral or written understandings, negotiations, agreements, commitments, representations, and promises in connection herewith. Notwithstanding the forgoing, except as set forth in this Agreement, nothing set forth herein shall cancel, terminate, modify, suspend, or otherwise affect those obligations set forth in the Employment Agreement which survive the termination of Employee’s employment with Employer.
18.Paragraph Titles. The paragraph titles in this Agreement are for convenience only and form no part of this Agreement and shall not affect its interpretation.
19.Construction. The parties hereto acknowledge and agree that each party has participated in the drafting of this Agreement and has had the opportunity to have this document reviewed by the respective legal counsel for the parties hereto and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be applied to the interpretation of this Agreement. No inference in favor of, or against, any party shall be drawn from the fact that one party has drafted any portion hereof.
20.Execution in Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of the parties reflected hereon as the signatories. Facsimile signatures shall be sufficient and fully binding.
21.Choice of Law and Venue. This Agreement shall be governed by the laws of the State of Arizona, without regard to the conflicts of laws or principles thereof. With respect to any litigation based on, arising out of, or in connection with this Agreement, the parties expressly submit to the personal jurisdiction of the Superior Court of the State of Arizona in and for the County of Maricopa or the United States District Court for the District of Arizona, and the parties hereby expressly waive, to the fullest extent permitted by law, any objection that they may now or hereafter have, to the laying of venue of any such litigation brought in any such court referred to above, including without limitation any claim that any such litigation has been brought in an inconvenient forum.
22.Severability. Should any provision in this Agreement or any provision of any agreement incorporated or referenced herein be declared or determined by any court to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected, and the illegal or invalid part, term, or provision shall be deemed not to be a part of this Agreement.

23.Waiver. The failure of a party to insist upon strict adherence to any obligation of this Agreement shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver of any provision of this Agreement must be in a written instrument signed and delivered by the party waiving the provision.
24.Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of, as applicable, the parties’ respective successors, assigns, heirs, estates, and representatives.
25.Attorneys’ Fees and Costs. Employee and Employer agree that each party will bear its own costs and attorneys’ fees in connection with all matters related to the subject matter of this Agreement and the settlement of those matters encompassed by this Agreement. Should any legal action be commenced arising out of this Agreement, the prevailing party in any such action shall be entitled to an award of reasonable attorneys’ fees and costs incurred this herein.
By signing below, the parties acknowledge that they have carefully read and fully understand all of the provisions of this Agreement and that they are voluntarily entering into this Agreement.
Clarissa Cerda, Esq.                        LifeLock, Inc.
“Employee”                            “Employer”
By:
Its:
Dated:                                Dated: